Exhibit 99.5

SECURED PROMISSORY NOTE

$67,187.50	As of May 27, 2008
Houston, Texas

FOR VALUE RECEIVED, the undersigned, LARRY M. WRIGHT, an individual residing at 911 Creek Wood Way, Houston, Texas 77024 (“Maker”), hereby unconditionally promises to pay to the order of HUTTNER 1999 PARTNERSHIP LTD. (“Payee”) at such address given to Maker by Payee, the principal sum of SIXTY-SEVEN THOUSAND ONE HUNDRED EIGHTY-SEVEN DOLLARS AND 50/100 ($67,187.50), in lawful money of the United States of America, no later than December 31, 2008.

1.             Definitions.  When used in this Note, the following terms shall have the respective meanings specified herein or in the Section referred to:

“Default” has the meaning ascribed to it in Section 5 hereof.

“Pledged Shares” has the meaning ascribed to it in Section 2 hereof.

“Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date of this Note, by and among Payee and certain other parties identified therein as Sellers, and Maker, as the Purchaser, pursuant to which Maker acquired shares a total of 11,837,857 of the common stock, par value $0.001 per share, from Payee and the other Sellers named therein.

2.             Payment; Security.  The principal amount of this Note shall be due and payable no later than December 31, 2008.  The payment of this Note is secured by the Maker’s pledge and grant of a security interest in 895,744 shares of common stock, par value $0.001 per share, of Stratum Holdings, Inc., a Nevada corporation (the “Pledged Shares”), which the Maker acquired from the Payee pursuant to the terms and conditions of the Purchase Agreement.

3.             Waivers.  Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration, and intention to accelerate, or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

4.             Representations and Warranties.  Maker hereby represents and warrants to Payee as follows:

(a)           Maker has full power and authority to execute and deliver this Note and to incur and perform the obligations provided for herein.  No consent or approval of any third party is required as a condition to the validity of this Note.

(b)           There is no event that is, or with notice or passage of time, or both, would be a Default under this Note.

(c)           This Note constitutes the valid and legally binding obligation of Maker, enforceable in accordance with its terms.

(d)           There is no agreement or other document pertaining to the power or authority of Maker and no provision of any existing agreement, mortgage, indenture or contract binding on Maker or affecting Maker’s property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Note.

(e)           All representations and warranties made under this Note shall be deemed to be made at and as of the date hereof.

5.             Default and Remedies.

(a)           A “Default” shall exist hereunder if any one or more of the following events shall occur and be continuing: (i) Maker shall fail to pay when due any portion of the principal amount of this Note; (ii) any representation or warranty made by Maker to Payee herein shall prove to be untrue or inaccurate in any material respect; or (iii) this Note shall cease to be a legal, valid, and binding agreement enforceable against Maker or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the rights, titles, interests, remedies, powers or privileges intended to be created hereby.

(b)           If Maker fails or refuses to pay any part of the principal amount of this Note as the same become due, or upon the occurrence of any Default hereunder, then in any such event the holder hereof may, at its option, (i) reduce any claim to judgment, and/or (ii) pursue and enforce any of Payee’s rights and remedies with respect to the pledge of the Pledged Shares or available pursuant to any applicable law or agreement.

6.             Costs.  If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees, including all costs of appeal.

7.             Notices.  Any notice that may be given by either Maker or Payee shall be in writing and shall be deemed given upon the earlier of the time of receipt thereof by the person entitled to receive such notice, or if mailed by registered or certified mail or with a recognized overnight mail courier upon two (2) days after deposit with the United States Post Office or one (1) day after deposit with such overnight mail courier, if postage is prepaid and mailing is addressed to Maker or Payee, as the case may be, at the following addresses, or to a different address previously given in a written notice to the other party:

To Maker:              911 Creek Wood Way

Houston, Texas 77024

Tel: (713) 468-0383

Fax: (713) 464-8045

With a copy (which shall not constitute notice) to:

Hirsch & Westheimer, P.C.

700 Louisiana, 25th Floor

Bank of America Center

Houston, Texas 77002-2728

Attention:  Michael S. Wilk, Esq.

Tel: (713) 223-5181

Fax: (713) 223-9319

To Payee:                                          Huttner 1999 Partnership Ltd.

P.O. Box 270990

Houston, Texas 77277

Tel: (970) 259-9505

Fax: (970) 375-2676

8.             GOVERNING LAW.  THIS INSTRUMENT AND ALL ISSUES AND CLAIMS ARISING IN CONNECTION WITH OR RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.             ENTIRETY.  THE PROVISIONS OF THIS NOTE MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE.  THIS NOTE EMBODIES THE FINAL, ENTIRE

AGREEMENT OF MAKER AND PAYEE AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE.  THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

10.          WAIVER OF JURY TRIAL.  MAKER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE.

[Signature page follows]

EXECUTED this 23rd day of May, 2008.

Maker:

Larry M. Wright

/s/ Larry M. Wright